SUB-ITEM 77Q1(e): Copies of any new or amended Registrant investment advisory contracts.

                  i) Addendum No. 2 to the Investment Advisory Agreement between the Trust and Commerce Bank, N.A. with respect to the Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund. The information required by Sub-Item 77Q1(e) is incorporated by reference to Exhibit (d)(4) of Post-Effective Amendment No. 15 to the Trust's Registration Statement on
Form N-1A filed on February 21, 2001.